PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


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      MAXXAM Inc.
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(Name of Registrant as Specified In Its Charter)


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

                  YOUR BOARD OF DIRECTORS URGES YOU TO NOT
                       SUPPORT STOCKHOLDER PROPOSALS


                                                                May 7, 1998

Dear MAXXAM Shareholders:

Again this year, you have received proxy solicitation materials from a group of stockholders, including the As You Sow Foundation (beneficial owner of 100 shares of the Company's common stock) and Jill Ratner and Thomas Little of the Rose Foundation (owners of record of 50 shares) regarding the stockholder proposals contained in the Company's proxy statement. The first of these proposals, to de-stagger the terms of directors, is brought by Ms. Ratner and Mr. Little, together with the California Public Employees Retirement System (CalPERS). The second proposal, calling for the Company to prepare a report on strategies for ending "all operations that cut, damage, remove, mill or otherwise involve old-growth trees," is brought by the As You Sow Foundation.

With the exception of CalPERS, which opposes staggered boards as a matter of policy, these are the same groups which last year sought to oust directors and replace them with their own nominees to further a goal of having the Company sell at bargain prices nearly one-third of its timberlands, including a substantial portion of its most valuable timber properties.

                             DO NOT BE MISLED!

The Company is concerned that shareholders will be misled by certain inaccurate or incomplete statements in the materials being distributed by these groups. Shareholders need to know the whole picture so that they may draw their own conclusions.


                           ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of five members. Two of these are elected each year by the common shareholders. The remaining directors are elected to staggered, three-year terms by the common and preferred shareholders voting together as a single class, with one such director elected each year. The three persons nominated for election to the Board of Directors at this year's annual meeting are currently members of the Board and, together, have a combined 55 years of service to the Company either as a director or an employee.

The Board of Directors believes that the Company's Board as currently structured strikes the correct balance between accountability and flexibility, by providing for the annual election of a majority of the directors, and continuity and stability, by generally ensuring that at least two of the remaining directors will have had prior experience in the management of the Company's business. In the late 1980s, staggered boards of directors were approved by the stockholders of many large domestic corporations for these very same reasons. Furthermore, the Board of Directors believes that directors elected for staggered terms are as accountable to stockholders as they would be if elected annually since the same legal duties and standards of performance apply regardless of the term of service.

For these reasons, the Board of Directors continues to believe that the Company's partially staggered Board is in the best interests of the Company and all of its shareholders. Therefore . . .

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
                         THIS STOCKHOLDER PROPOSAL.


MANAGEMENT OF THE COMPANY'S FOREST PRODUCTS ASSETS

The Company's forest products operations achieved major accomplishments in 1997 and in the early months of 1998:

     - Operationally, the Company's forest products segment reported record sales, shipments, operating cash flow and operating income for 1997.

     - Strategically, the Company made major progress toward implementation of the Headwaters Agreement, a pact which the Company, its Pacific Lumber subsidiary, and the United States and California governments entered into in September 1996 to permanently preserve the most important virgin old growth forests still owned by Pacific Lumber. In exchange for relinquishing ownership of 5,600 acres of its property, Pacific Lumber would receive (a) $300 million of consideration and (b) approximately 7,800 acres of adjacent timberlands.

Certain significant milestones have been achieved toward completing the Headwaters Agreement. In November 1997, President Clinton signed an appropriations bill which contains authorization for the expenditure of $250 million of federal funds toward consummation of the Headwaters Agreement. Then, on February 27, 1998, the Company and representatives of the United States and California entered into an agreement in principle regarding three conditions to completion of the Headwaters Agreement: (a) approval of a multi-species habitat conservation plan; (b) issuance of a related incidental take permit; and (c) approval of a long-term sustained yield plan. While substantial work remains to be done by all parties to the Headwaters Agreement to effectuate the contemplated transactions, the Company stands by the Headwaters Agreement, believing that it strikes an appropriate balance between environmental and economic interests.

The As You Sow Foundation, on the other hand, wants you to believe that the Headwaters Agreement does not go far enough. Its goal is to require the Company to discontinue production and sale of premium upper grade wood products--the Company's most valuable product line of lumber. Although in 1997 the volume of shipments of all upper grade redwood and Douglas-fir lumber comprised only 16% of the Company's total overall lumber shipments, sales of these products accounted for 35% of the Company's overall lumber sales.

Last year, the Rose and As You Sow Foundations sought passage of a proposal to divest ownership of nearly a third of the Company's timberlands, including its most valuable forests and groves. Specifically, they urged that 60,000 acres of the Company's timberlands be sold or traded "taking into account probable restrictions on their use." This is the same type of argument made by environmental groups hoping that less than true value will be paid for property taken or acquired. No shareholder looking out for the best interests of the Company would advocate that its property be sold at a discounted price reflecting government-imposed restrictions. Now, this same group wants the Company to follow another, thinly veiled but equally destructive course. Do not be misled. Increasing shareholder value is not the objective of this group.

The Board of Directors believes that the officers, directors, and management of the Company are in the best position to direct the manner in which the Company's assets are to be used and managed. The Board of Directors and the management of the Company also believe that the Company's forest management policies support sustainable forestry, are scientifically based, and are environmentally sound.

         FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS ALSO
           RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL.


                            EXTREMELY IMPORTANT

PLEASE DO NOT VOTE OR COMPLETE ANY PROXY CARD YOU MAY RECEIVE FROM ANYONE OTHER THAN THE COMPANY. BY NOW, YOU SHOULD HAVE RECEIVED THE COMPANY'S PROXY STATEMENT ACCOMPANIED BY A WHITE PROXY CARD. PLEASE COMPLETE, DATE AND SIGN THAT WHITE PROXY CARD AS RECOMMENDED IN THIS LETTER AND IN THE PROXY STATEMENT, INCLUDING VOTING "AGAINST" EACH OF THE TWO STOCKHOLDER PROPOSALS, AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE PROVIDED WITH THE PROXY STATEMENT.

IF YOUR SHARES ARE HELD WITH A BROKERAGE FIRM, YOUR BROKER CANNOT VOTE YOUR SHARES UNLESS HE OR SHE RECEIVES YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT WITH YOUR VOTING
INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE CALL THE COMPANY'S PROXY SOLICITOR, CORPORATE INVESTOR COMMUNICATIONS, INC., TOLL-FREE AT

                               (888) 202-1422